UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2016

AMERICAN FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-13653	31-1544320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 East Fourth Street, Cincinnati, OH	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 579-2121

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On, June 2, 2016, American Financial Group, Inc. (the “Registrant”) entered into a Credit Agreement with the Bank of America, N.A., as Administrative Agent, and several lenders (the “Credit Agreement”). In connection with entering into the Credit Agreement, the Credit Agreement dated as of December 5, 2012 among the Registrant, Bank of America, N.A., as Administrative Agent, and several lenders (the “2012 Credit Agreement”) was terminated. As of June 2, 2016, there were no outstanding borrowings under the 2012 Credit Agreement.

The Credit Agreement matures in five years and is substantially similar to the 2012 Credit Agreement except that the 2012 Credit Agreement originally had a four-year maturity and was scheduled to mature on December 5, 2016. In addition, the Credit Agreement provides for the following:

•	The Registrant may borrow up to $500 million.

•	The maturity date of the Credit Agreement is June 2, 2021.

•	The rate of interest payable on loans varies and will be based upon either the Federal Funds Rate plus an applicable margin, the Bank of America prime rate, or the London Interbank Offered Rate. In each case the applicable interest rate will also include a margin which varies based on the ratings assigned by Standard & Poor’s or Moody’s to the Registrant’s debt ratings.

•	Customary covenants including financial covenants regarding consolidated net worth and the ratio of consolidated total financing debt to total capitalization.

•	Customary events of default, subject to materiality thresholds and grace periods.

This description of the Credit Agreement is qualified in its entirety by the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

As provided in Item 1.01 above, in connection with entering into the Credit Agreement, the 2012 Credit Agreement was terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement entered into among American Financial Group, Inc., the Bank of America, N.A., as Administrative Agent, and several lenders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN FINANCIAL GROUP, INC.

Date: June 2, 2016	By:	/s/ Mark A. Weiss
Mark A. Weiss
Vice President

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